Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND MARKED WITH “[***]”. AN UNREDACTED VERSION OF THE DOCUMENT HAS ALSO BEEN FURNISHED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION AS REQUIRED BY RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Form of Side Letter

December 28, 2016

Dear Willow Oak Asset Management:

This side letter agreement (this “Side Letter”) is being entered into by Willow Oak Asset Management, LLC (the “Investor”) and Alluvial Capital Management, LLC (the “General Partner”), for itself and on behalf of Alluvial Fund, LP, to which it serves as general partner and investment adviser, in connection with the Investor’s investment in Alluvial Fund, LP as set forth herein. Capitalized terms that are used but not defined in this Side Letter shall have the respective meanings ascribed to such terms in Alluvial Fund, LP’s Confidential Private Placement Memorandum, Limited Partnership Agreement, or Subscription Agreement, in each case, as in effect on the date of this Side Letter (collectively, the “Fund Documents”).

1.              No Incentive Fees. Notwithstanding any provision contained in the Fund Documents, the Investor’s Capital Account shall not be subject to any incentive fee.

2.              Most Favored Nation. None of the General Partner or any of its affiliates shall enter into, effective on or after the date of this Side Letter, any side letter or similar agreement or understanding (an “Other Agreement”) with any current or prospective investor in Alluvial Fund, LP or any Future Fund (as defined below) that would grant to such investor any more favorable fee terms than those set forth in Section 1 hereof (No Incentive Fees), unless the Investor is provided with: (x) reasonable advance notice of the proposed Other Agreement; (y) any agreements or other materials relevant to understanding the terms of the proposed Other Agreement; and (z) the opportunity, after time to consider of no less than 60 days, to receive the more favorable fee terms included in the proposed Other Agreement. The General Partner represents and warrants that it has disclosed to the Investor all side letters and similar agreements or understandings with respect to Alluvial Fund, LP, any Future Fund or their investors or their prospective investors that would, if effective on or after the date of this Side Letter, trigger the Investor’s rights as described in this Section.

3.              Capacity Rights. The Investor may in its sole discretion make Capital Contributions exceeding the Seed Investment, and such Capital Contributions shall be subject to the terms of Section 1 hereof (No Incentive Fees).

4.              Exclusivity. The General Partner agrees that, during the term of this Side Letter, neither it nor of any its affiliates shall directly or indirectly launch, organize, sponsor, manage or advise any pooled investment vehicle other than Alluvial Fund, LP, whether publicly or privately offered (each, a “Future Fund,” and collectively, the “Future Funds”), without first providing the Investor the right of first refusal with regards to participation in any Future Fund. Any participation offer shall include the opportunity to negotiate in good faith of the General Partner or any of its affiliates and the Investor or any of its affiliates of a seeding arrangement with respect to such Future Fund, which includes the terms of Section 2 (Most Favored Nation) and Section 3 (Capacity Rights) hereof. If the Investor chooses to participate in such Future Fund, and regardless of whether such a seeding arrangement is entered into, the terms of Section 6 hereof (Fee Share), shall also apply to any management fees or incentive fees earned by the General Partner or any of its affiliates with respect to such Future Fund; provided, however, that the Investor or its affiliates have paid or have agreed to pay 100% of the organizational fees, costs and expenses of such Future Fund, including, without limitation, legal expenses, which shall be reasonable, and which shall be communicated in advance to the Investor or such affiliate to the extent reasonably practicable. In addition, during the term of this Side Letter, the General Partner shall not into, or cause Alluvial Fund, LP, to enter into, a fee sharing arrangement with respect to any management fees or incentive fees paid by Alluvial Fund, LP, except as set forth in Section 6 hereto (Fee Share). Investor may choose to participate in any Future Fund in its sole discretion, according to the terms herein. If Investor chooses not to participate in a Future Fund, both the General Partner and Investor retain their respective rights as defined in this Side Letter.

5.              Funding. The Investor shall make the following incremental Capital Contributions to Alluvial Fund, LP, the timing of such Capital Contributions subject to waiver by the Investor in its sole discretion: $2,500,000 in four equal installments - December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017 - for an aggregate Capital Contribution of $10,000,000 (the “Seed Investment”). The Investor, in its sole discretion, may accelerate the foregoing schedule; provided, however, that it does so in $2,500,000 increments.

6.              Fee Share.

(a)   In consideration for the Investor’s Seed Investment in Alluvial Fund, LP, the General Partner shall pay to the Investor an amount equal to [***] of the management fees and incentive fees received by the General Partner, if any, from Alluvial Fund, LP, which shall be payable to the Investor in arrears within 30 Business Days from the end of the month in which such fees were received. If this Side Letter is terminated on a date other than the last day of the relevant calculation period with respect to such fees, the Investor shall receive a pro rata share of the management fees and the incentive fees based upon the ratio of the number of days in the relevant calculation period for such fees under the Limited Partnership Agreement and the number of days in such period that this Side Letter was effective.

(b)  Notwithstanding any of the foregoing, no share of any management fees or incentive fees earned by the General Partner shall be due to the Investor with respect to any initial Capital Contributions made by any separately-managed portfolios, which are advised by the General Partner as of the date of this Side Letter (each, an “Existing Client”); provided, however, that the Investor shall be entitled to a [***] share of any management fees and incentive fees received by the General Partner with respect to any additional Capital Contributions made to Alluvial Fund, LP by any Existing Client; provided, further, that if any Existing Client begins a new account with Alluvial Fund, LP (e.g., an IRA, joint, or trust account), the Investor shall be entitled to its full [***] share of any management fees and incentive fees received by the General Partner with respect to such new account.

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(c)   Notwithstanding any of the foregoing, the Investor’s share of any management fees and incentive fees otherwise due shall be reduced on a pro rata basis by that portion of the Seed Investment that has been received by Alluvial Fund, LP at the beginning of the relevant calculation period for such fees. For example, assuming a management fee and incentive fee is charged to Alluvial Fund, LP, and in respect of a fee calculation period beginning January 31, 2017, and where, as of January 1, 2017 (the beginning of such fee calculation period), the Investor has contributed $2,500,000 of the Seed Investment to Alluvial Fund, LP, the Investor shall be entitled to a [***] share of any management fees and incentive fees earned by the General Partner (subject to Section 6(b) hereof), or ¼ of the amount otherwise due to the Investor, to reflect that it had contributed ¼ of the Seed Investment (as of the beginning of such calculation period).

7.              Lockup. Notwithstanding any restrictions contained in the Fund Documents, the Investor shall be entitled to withdraw all or any portion of any share of its management fees or incentive fees from its Capital Account as of June 30 and December 31 of each calendar year; provided, however, that the Investor may not make any withdrawal from its Capital Account (whether with respect to the Seed Investment or its share of any management fees or incentive fees) until its Capital Account balance exceeds $50,000,000, and in that case any partial withdrawals may not reduce the Investor’s Capital Account balance below $50,000,000; provided, further, that a full withdrawal may be made at any time in accordance with the terms of the Fund Documents and Section 13 hereof (Term and Termination) provided, further, that a full withdrawal shall not be permitted prior to a date five years after the effective date of this Side Letter. Notwithstanding the foregoing or any term in the Fund Documents, the Investor shall be permitted to withdraw any portion of its Capital Account (whether with respect to the Seed Investment or its share of any management fees or incentive fees), for the sole reason to prevent the Investor, its parent, or any of their affiliates, from registering as an “investment company” under the Investment Company Act of 1940, as amended, or registering as an “investment adviser” under the Investment Advisers Act of the 1940, as amended, or under the securities laws of any state securities authority, or otherwise where doing so would prevent the Investor, its parent or any of their affiliates from experiencing a materially adverse tax, legal or pecuniary consequence as a result of its continued investment in Alluvial Fund, LP.

8.              Key Man Event. In the event that David Waters, Jr. is no longer actively involved in the day-to-day management of Alluvial Fund, LP for any reason for 90 consecutive days, the Investor, in its sole discretion, may replace the General Partner as the general partner of Alluvial Fund, LP, or appoint a new general partner. In such case, the Investor’s share of the management fees and incentive fees paid pursuant to Section 6 hereof (Fee Share) shall increase to [***], with David Waters, Jr. or his beneficiaries or assigns receiving the remaining [***]. In such case, the parties hereto undertake to enter into such definitive documentation as may be necessary or advisable to memorialize the foregoing, including, without limitation, amended or modified Fund Documents.

9.              Start-up Costs. The Investor acknowledges and agrees that it will be responsible for 100% of the organizational fees, costs and expenses of Alluvial Fund, LP, including, without limitation, legal expenses. The Investor may, but shall not be required to, pay such fees, costs and expenses with respect to any Future Fund.

10.           Fund Documents. In the event of any conflict between the terms of this Side Letter and the Fund Documents, the parties acknowledge that the terms of this Side Letter shall prevail.

11.           Nature of Relationship. Nothing in this Side Letter, including, without limitation, Section 6 hereof (Fee Share) shall give the Investor any power or authority to govern or otherwise make decisions for or on behalf of Alluvial Fund, LP or the General Partner. Nothing in this Side Letter shall be deemed to establish a joint venture or general partnership between the Investor on the one hand, and the General Partner and/or Alluvial Fund, LP, on the other hand.

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12.           Further Assurances. The parties to this Side Letter shall (and shall cause any entities under their respective control to) cooperate with each other to execute and deliver any other documents and do all further acts and things as may reasonably be necessary to carry out the intent of the parties under this Side Letter.

13.           Term and Termination. This Side Letter shall remain in full force and effect so long as the Investor remains a Limited Partner in Alluvial Fund, LP, and shall automatically terminate upon the complete withdrawal from Alluvial Fund, LP by the Investor. In addition, the parties may choose to terminate this Side Letter at any time in a written instrument signed by each of them.

14.           Amendments; No Waiver. This Side Letter may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15.           Assignment. No party to this Side Letter may assign any of its rights or obligations under this Side Letter without the prior written consent of each party hereto.

16.           Governing Laws; Jurisdiction. This Side Letter shall be construed in accordance with and governed by the laws of the State of New York, without reference to its principles of conflicts of laws or those of any other State. Each party hereto hereby submits to the jurisdiction of the courts of the State of New York and the Federal Courts in and for the Southern District of New York (collectively, the “New York Courts”) in connection with any action or proceeding relating to this Side Letter and any other document executed in connection herewith. Each party agrees that any action or proceeding involving any dispute arising out of or in connection with this Side Letter shall be brought only in the New York Courts.

17.           Severability. If any term or provision of this Side Letter is held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Side Letter or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Side Letter so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.           Counterparts. This Side Letter may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument, and may be in pdf or other form of electronic copy.

19.           Section Headings. All section headings herein are for convenience of reference only and are not part of this Side Letter, and no construction or reference shall be derived therefrom.

20.           Confidentiality. The parties agree that the terms of this Side Letter are confidential. The parties shall not divulge or publicize the terms hereof except as may be necessary to enforce the promises, covenants and/or understandings contained herein or as either party may be required to do so by law, court order, subpoena or other judicial action or governmental authorities; provided, that in such event, the disclosing party will seek appropriate confidentiality of those portions of this Side Letter for which confidential treatment is typically permitted by the relevant governmental authority.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Side Letter to be duly executed as of the date first set forth above.

ALLUVIAL FUND, LP

By: _____________________

Name: David Waters, Jr.

Title: _____________________

Willow Oak Asset Management, LLC

By: Sitestar Corporation, its sole member

By: _____________________

Name: Steven L. Kiel

Title: Chief Executive Officer,

Chief Financial Officer and Director

(Signature Page to Side Letter)